                           1995 SHAREHOLDER VALUE PLAN
                                       OF
                    DUKE REALTY SERVICES LIMITED PARTNERSHIP


                                    ARTICLE I

                                  INTRODUCTION


     1.1. PURPOSE. The 1995 Shareholder Value Plan of Duke Realty Services Limited Partnership (the "Plan") is designed to retain selected officers and key employees of the Partnership and to encourage the growth of the Partnership and its Affiliates, by rewarding those officers and key employees for increasing Company shareholders' return on their investment.

     1.2. EFFECTIVE DATE. The Effective Date of the Plan is October 1, 1995. Provided, however, the Committee may, in its discretion, grant bonus awards under the Plan the terms of which provide that the effective date of the bonus award is on or after January 1, 1995.

     1.3. ADMINISTRATION. The Plan shall be administered by the Committee. The Committee, from time to time, may adopt any rule or procedure it deems necessary or desirable for the proper and efficient administration of the Plan, provided it is consistent with the terms of the Plan. The decision of a majority of the Committee members shall constitute the decision of the Committee. The Committee's determinations and interpretations with respect to the Plan shall be final and binding on all parties. Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed by certified mail, postage prepaid, to the Committee at 8888 Keystone Crossing, Suite 1200, Indianapolis, Indiana 46240-2182.

     1.4. DEFINITIONS. For purposes of this Plan, unless a different meaning is clearly required by the context:

          (a) "Affiliate" or "Affiliates" means (i) any general partner of the Partnership, (ii) any entity which owns a majority of the ownership interests of the Partnership, (iii) any entity that owns a majority of the ownership interests of an entity described in clause (i) or (ii) or an Affiliate of any such entity, or (iv) a Subsidiary.

          (b) "Board of Directors" means the board of directors of Duke Services, Inc.

          (c) "Change in Control of the Company" means (i) any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the Company immediately prior to such transaction own, immediately after such transaction, shares of the surviving or combined entity which possess voting rights equal to or less than fifty percent (50%) of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Company; (iii) any tender, exchange, sale or other disposition (other than disposition of the stock of the Company or any Subsidiary in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchases (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the board of directors of the Company or any Subsidiary) of shares which represent more than twenty-five percent (25%) of the voting power of the Company or any Subsidiary; (iv) during any period of two (2) consecutive years, individuals who at the date of the adoption of the Plan constitute the Company's board of directors cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such period has been approved by directors representing at least a majority of the directors then in office who were directors on the date of the adoption of the Plan; (v) a majority of the Company's board of directors recommends the acceptance of or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above. Notwithstanding the foregoing, a Change in Control of the Company (A) shall not occur as a result of the issuance of stock by the Company in connection with any public offering of its stock or (B) be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16 Grantees.

          (d)  "Code" means the Internal Revenue Code, as amended.

          (e) "Committee" means the Executive Compensation Committee of the board of directors of the Company.

          (f)  "Company" means Duke Realty Investments, Inc.

          (g)  "Effective Date" means October 1, 1995.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (i) "Fair Market Value of Company Common Stock" means, on any specific date, the average Per Share Value for a share of Company common stock for the thirty (30) trading pays preceding such date.

          (j) "For Cause" means (i) the willful and continued failure of a Participant to perform his required duties as an officer or employee of the Partnership or any Affiliate, (ii) any action by a Participant which involves willful misfeasance or gross negligence, (iii) the requirement of or direction by a federal or state regulatory agency which has jurisdiction over the Partnership or any Affiliate to terminate the employment of the Participant,
(iv) the conviction of the Participant of the commission of any criminal offense which involves dishonesty or breach of trust, or (v) any intentional breach by the Participant of a material term, condition or covenant of any agreement between the Participant and the Partnership or any Affiliate.

          (k) "Grant Date" means, with respect to a bonus award, the effective date of the grant of the bonus award to the Participant under Section 3.1.

          (l) "Participant" means an officer or key employee who is designated to participate in the Plan as provided in Article II.

          (m)  "Partnership" means Duke Realty Services Limited Partnership.

          (n) "Performance Period" means, with respect to a bonus award granted pursuant to Section 3.1, the period beginning on the Grant Date of and ending on the Valuation Date for that bonus award.

          (o) "Permanent and Total Disability" means any disability that would qualify as a disability under Code Section 22(e)(3).

          (p) "Per Share Value" means the per share New York Stock Exchange closing price for the Company's common stock on the date of determination.

          (q) "Plan" means the shareholder value plan embodied herein, as amended from time to time, known as the 1995 Shareholder Value Plan of Duke Services Limited Partnership.

          (r) "Section 16 Grantee" means a person subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

          (s) "Subsidiary" or "Subsidiaries" means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interest, as the case may be, of which is owned or controlled directly or indirectly, by the Partnership, the Company or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

          (t) "Total Shareholder Return" means the percentage by which the Fair Market Value of Company Common Stock as of the Valuation Date, increased by an amount that would be realized if all cash dividends paid on a share of Company common stock during the Performance Period were reinvested in Company stock, exceeds the Fair Market Value of Company Common Stock as of the Grant Date.

          (u) "Valuation Date" means, with respect to a bonus award, the third anniversary of the bonus award's Grant Date.

     1.5. SHARES COVERED BY THE PLAN. The stock to be subject to the grant of bonus awards under the Plan shall be shares of authorized common stock of the Company and may be unissued shares or reacquired shares (including shares purchased in the open market), or a combination of the two, as the Committee may from time to time determine. Provided, however, subject to the provisions of
Section 5.2 and the provisions of this Section 1.5, the maximum number of shares to be delivered in connection with all bonus awards granted under the Plan shall not exceed One Hundred Thousand (100,000) shares. Shares covered by a bonus award that are forfeited or otherwise terminate may be made subject to the grant of additional bonus awards.

                                   ARTICLE II

                          ELIGIBILITY AND PARTICIPATION

     Participation in the Plan is limited to those officers and key employees of the Partnership and its Affiliates who, from time to time, shall be designated by the Committee. Committee members shall not be eligible to receive bonus awards under this Plan while serving as Committee members. A designated employee will become a Participant in the Plan as of the later of the Effective Date or the date specified by the Committee.

                                   ARTICLE III

                                    BENEFITS

     3.1. GRANT OF BONUS AWARD. The Committee, in its sole discretion, may grant a bonus award to a Participant upon his entry into the Plan. The bonus award will be a specified dollar amount set by the Committee at the time of the award. The Committee, in its sole discretion, may also grant additional bonus awards to a Participant at any time after the initial grant.

     3.2. PAYMENT OF BONUS AWARD. The bonus award amount granted to a Participant under Section 3.1 will be adjusted pursuant to the terms of Section
3.3 and, subject to the terms and conditions of this Plan, paid to the Participant in accordance with Article IV after the bonus award's Valuation Date.

     3.3. BONUS AWARD ADJUSTMENT. Each bonus award will be adjusted under this
Section 3.3 by multiplying the bonus award by the combined payout percentage. The combined payout percentage will be determined by 1) comparing the Total Shareholder Return during the bonus award's Performance Period to both the S&P 500 Index and the NAREIT Equity REIT Total Return Index to determine the percentile ranking of the Company relative to the companies comprising these indices, 2) establishing a payout percentage for each of the two indices by determining the payout percentage that corresponds to the percentile ranking as listed in the following table:

                If the percentile                 The payout
                   ranking is:                    percentage is:*
                   ----------                     ---------------
                  Lower than 50%                  0%
                       50%                        50%
                       55%                        75%
                       60%                        100%
                       65%                        130%
                       70%                        160%
                       75%                        195%
                       80%                        230%
                       85%                        265%
                  90% or higher                   300%

          *Payout percentages shall be interpolated. For example, a percentile ranking of 67% will result in a payout percentage of 142%.

and 3) calculating the simple average of the two (2) payout percentages.  If one
(1) or both of the indices are changed or eliminated, the Committee may, in its sole discretion, substitute another index or multiple indices for the revised or eliminated index.

     3.4. BONUS AWARD ADJUSTMENT EXAMPLE. If the Per Share Value of the Company's common stock was $45.00 on the Valuation Date, $30.00 on the Grant Date, with 12 dividends as shown below, the Total Shareholder Return would be 178.93%, determined as follows:


                                                                      Total                              Cumulative
                                                                    Dividends          Shares              Shares
                            30 day                                  on Shares        Purchased            Purchased
                           average      Actual    Per share           from             from                 from           Value of
                           closing     closing    dividend          Reinvested       Reinvested           Reinvested      Cumulative
                            price       price     payment           Dividends        Dividends           Dividends(1)      Shares

------------------------------------------------------------------------------------------------------------------------------------
   Grant Date              30.000                                                                        1,000.000        30,000.00
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #1                  28.000         0.49           490.000             17.500         1,017.500        28,490.00
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #2                  31.000         0.49           498.575             16.083         1,033.583        32,041.08
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #3                  33.000         0.49           506.456             15.347         1,048.930        34,614.70
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #4                  35.000         0.51           534.954             15.284         1,064.215        37,247.51
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #5                  42.000         0.51           542.749             12.923         1,077.137        45,239.76
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #6                  31.000         0.51           549.340             17.721         1,094.858        33,940.59
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #7                  28.000         0.51           558.378             19.942         1,114.800        31,214.40
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #8                  28.000         0.53           590.844             21.102         1,135.901        31,805.24

                                        -5-

                                                                      Total                              Cumulative
                                                                    Dividends          Shares              Shares
                            30 day                                  on Shares        Purchased            Purchased
                           average      Actual    Per share           from             from                 from           Value of
                           closing     closing    dividend          Reinvested       Reinvested           Reinvested      Cumulative
                            price       price     payment           Dividends        Dividends           Dividends(1)      Shares
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #9                  38.000         0.53           602.028             15.843         1,151.744        43,766.28
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #10                 43.000         0.53           610.424             14.196         1,165.940        50,135.43
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #11                 52.000         0.53           617.948             11.884         1,177.824        61,246.84
------------------------------------------------------------------------------------------------------------------------------------
   Dividend payment #12                 43.000         0.55           647.803             15.065         1,912.889        51,294.23
------------------------------------------------------------------------------------------------------------------------------------
   Valuation Date          45.000                                                                                         53,680.01
------------------------------------------------------------------------------------------------------------------------------------
                            (1)  Assumes 1,000 shares owned at inception for calculation purposes.
------------------------------------------------------------------------------------------------------------------------------------


               Value at Valuation Date                 $53,680.01
               Value at Grant Date                     $30,000.00
               Percentage Increase                        178.93%

If the percentile ranking for this increase in Total Shareholder Return on the S&P 500 Index is 50 (a payout percentage of 50%), and the percentile ranking for the increase in Total Shareholder Return on the NAREIT Equity REIT Total Return Index is 65 (a payout percentage of 130%), the adjusted bonus award for a Participant who was granted a $40,000 bonus award would be $36,000, which is the bonus award ($40,000) multiplied by the combined payout percentage of 90% ([50% + 130%]/2).

     3.5. WITHHOLDING OF TAXES. Each Participant shall be solely responsible for, and the Partnership will withhold from any amounts payable under this Plan, all legally required federal, state, city and local taxes. To the extent possible, any withholdings will be made from the cash component of the lump sum payment made under Article IV. However, the Committee, in its discretion and subject to such rules as it may adopt, may permit a Participant to satisfy, in whole or in part, any withholding tax obligation which may arise hereunder by having the Partnership retain shares of stock which would otherwise be issued in connection therewith or accept delivery from the Participant of shares of Company stock which have a value, determined as of the date of the delivery of such shares, equal to the amount of withholding tax to be satisfied by that retention or delivery.

     3.6. EARLY TERMINATION OF BONUS AWARD. If a Participant terminates employment prior to a Valuation Date, all rights to receive any bonus award which would have otherwise been payable on the Valuation Date shall expire and be forfeited unless such termination is on account of the Permanent and Total Disability or death of the Participant or is after the Participant has attained age sixty-five (65). Transfer of employment from the Partnership to an Affiliate, or vice versa, shall not be deemed a termination of employment. The Committee shall have the authority to determine in each case whether a leave or absence on military or government service shall be deemed a termination of employment for purposes of this Section 3.6.

     3.7. PERMANENT AND TOTAL DISABILITY, RETIREMENT OR DEATH OF PARTICIPANT.
If a Participant's employment terminates due to his Permanent and Total Disability, retirement on or after age sixty-five (65) or death prior to the Valuation Date applicable to a bonus award, the Participant will become fully vested in such award on his termination. However, payment of the Participant's bonus award shall be made as soon as practicable following the date on which the bonus award would have been paid if his employment had not terminated due to Permanent and Total Disability, retirement or death and shall be paid to the Participant, his guardian, attorney-in-fact, or personal representative, as the case may be.

                                   ARTICLE IV

                                  DISTRIBUTIONS

     4.1. TIME OF PAYMENT. The Partnership will pay to each Participant the bonus award amount, as adjusted, as soon as practicable following the award's Valuation Date.

     4.2. MANNER OF PAYMENT.  Distribution of a Participant's benefit under
Section 4.1 will be made in a single lump sum, fifty percent (50%) of which will be comprised of whole shares of Company common stock and the balance of which will be comprised of cash. The number of shares of stock to be issued under this Section 4.2 will be based on the Per Share Value on the Valuation Date rounded to the nearest whole share.

     4.3. DISTRIBUTION ON CHANGE OF CONTROL. Notwithstanding any other Plan provision to the contrary, each Participant will be entitled to receive, within ninety (90) days of a Change in Control of the Company, a lump sum payment, in cash, of the greater of (i) the dollar amount of his bonus awards specified by the Committee under Section 3.1 or (ii) the value of his bonus awards as adjusted under Section 3.3, calculated as if the Valuation Date was the date of the Change in Control of the Company. Provided, however, no distribution under the Plan shall be made to a Participant who is a Section 16 Grantee as a result of a Change in Control of the Company until six (6) months from the date on which the bonus award was granted to the Participant. This limitation shall not apply if the Section 16 Grantee dies or incurs a mental or physical disability which, in the opinion of the Committee, renders the Section 16 Grantee unable or incompetent to carry out the job responsibilities which such Section 16 Grantee held or the tasks to which such Section 16 Grantee was assigned at the time the disability was incurred, and which is expected to be permanent or of an indefinite duration.

                                    ARTICLE V

                                  MISCELLANEOUS

     5.1. AMENDMENT OR TERMINATION. The Board of Directors or the Committee may, at any time, without the approval of the stockholders of the Company (except as otherwise required by applicable law, rule or regulations, or listing requirements of any National Securities Exchange on which are listed any of the Company's equity securities, including without limitation any shareholder approval requirement of Rule 16b-3 or any successor safe harbor rule promulgated under the Exchange Act), alter, amend, modify, suspend or discontinue the Plan, but may not, without the consent of a Participant, make any alteration which would adversely affect a bonus award previously granted under the Plan or, without the approval of the stockholders of the Company, make any alteration which would: (a) increase the aggregate number of shares subject to bonus award grants under the Plan, except as provided in Section 5.2; (b) permit any Committee member to become eligible to receive grants of bonus awards under the Plan; (c) withdraw administration of the Plan from the Committee or the Board of Directors; (d) extend the term of the Plan or the Valuation Date with respect to any bonus award granted under the Plan; (e) change the manner of calculating the bonus award adjustment; or (f) change the class of individuals eligible to receive grants of bonus awards under the Plan.

     5.2. CHANGES IN STOCK.

          (a) SUBSTITUTION OF STOCK AND ASSUMPTION OF PLAN. In the event of any change in the common stock of the Company through stock dividends, split-ups, recapitalizations, reclassifications, conversions, or otherwise, or in the event that other stock shall be converted into or substituted for the present common stock of the Company as a result of any merger, consolidation, reorganization or similar transaction which results in a Change in Control of the Company, then the Committee may make appropriate adjustment or substitution in the aggregate number, price, and kind of shares to be distributed under the Plan and in the calculation of the bonus award adjustment provided in Section
3.3. The Committee's determination in this respect shall be final and conclusive. Provided, however, that the Partnership shall not, and shall not permit its Affiliates to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring or succeeding to the assets or capital stock of the Company or any of its Affiliates as a result of such transaction or transactions agrees to be bound by the terms of the Plan so far as it pertains to bonus awards theretofore granted but unpaid and agrees to assume and perform the obligations of the Partnership hereunder.

          (b) CONVERSION OF STOCK. In the event of a Change in Control of the Company pursuant to which another person or entity acquires control of the Company (such other person or entity being the "Successor"), the kind of shares of common stock which shall be subject to the Plan and to each outstanding bonus award, shall, automatically, by virtue of such Change in

Control of the Company, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than common stock of the Successor, and, if necessary, the calculation of bonus award adjustments shall be correspondently adjusted, so that, by virtue of such Change in Control of the Company, each Participant shall have the right to receive that number of shares of common stock of the Successor and cash which have an aggregate fair market value, equal, as of the date of such Change in Control of the Company, to the aggregate fair market value, as of the date of such Change in Control of the Company, of the shares of common stock of the Company and cash to which the bonus awards relate.

     5.3. INFORMATION TO BE FURNISHED BY PARTICIPANTS. Participants, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true and complete data, evidence or other information, and that he will promptly sign any document reasonably related to the administration of the Plan requested by the Committee.

     5.4. EMPLOYMENT RIGHTS. The Plan does not constitute a contract of employment and participation in the plan will not give a Participant the right to be rehired or retained in the employ of the Partnership, nor will participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

     5.5. EVIDENCE. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     5.6. GENDER AND NUMBER. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

     5.7. ACTION BY PARTNERSHIP. Any action required of or permitted by the Partnership under the Plan shall be by resolution of the Board of Directors or by a person or persons authorized by resolution of the Board of Directors.

     5.8. CONTROLLING LAWS. Except to the extent superseded by laws of the United States, the laws of Indiana shall be controlling in all matters relating to the Plan.

     5.9. MISTAKE OF FACT. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

     5.10. SEVERABILITY. In the event any provisions of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the plan, and the Plan shall be construed and endorsed as if such illegal or invalid provisions had never been contained in the Plan.

     5.11. EFFECT OF HEADINGS. The descriptive headings of the sections of this Plan are inserted for convenience of reference and identification only and do not constitute a part of this Plan for purposes of interpretation.

     5.12. NONTRANSFERABILITY. No bonus award shall be transferable, except by the Participant's will or the law of descent and distribution. During the Participant's lifetime, his bonus award shall be payable only to him. The bonus award and any rights and privileges pertaining thereto shall not be transferred, assigned, pledged or hypothecated by him in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

     5.13. LIABILITY. By participating in the Plan, each Participant agrees to release and hold harmless the Partnership, the Affiliates (and their respective directors, officers and employees) and the Committee, from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his participation in the Plan.

     5.14. FUNDING. Benefits payable under this Plan to a Participant or to a beneficiary will be paid by the Partnership from its general assets. Shares of the Company's stock to be distributed hereunder shall be acquired by the Partnership either directly from the Company, on the open market or a combination thereof. The Partnership is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Partnership may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Plan. Any such action or set-aside may not be deemed to create a trust of any kind between the Partnership and any Participant or beneficiary or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured creditor of the Partnership.

                              DUKE REALTY SERVICES LIMITED
                              PARTNERSHIP


Dated: 10/26/95               By: /s/ David R. Mennel
                                 --------------------------------------------
                                  David R. Mennel, President of Duke Services,
                                  Inc., its General Partner